Pricing Supplement No. 25  Dated October 29, 1996
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(2)
Registration Statement No. 33-64193


J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Floating Rate Notes)


Principal Amount: $5,000,000

CUSIP: 61688A AD0

Trade Date: October 29, 1996

Settlement Date: November 5, 1996

Maturity Date: November 5, 2026

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 100%

Net Proceeds to Issuer: 99.00%

Interest Rate (per annum): 3-month LIBOR - 0.22%

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X)   LIBOR (Telerate)        (  )  Other:
     (  )  Prime Rate

Interest Payment Date(s): November 5, February 5, May 5, August 5

Record Date(s): (X)  The fifteenth day (whether or not a Business Day)
                     next preceding each Interest Payment Date.
               (  )  Other

Initial Interest Rate Per Annum: Rate on the second Business Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (  )  Semi-Annual
                         (  ) Monthly    (X)  Quarterly

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly    (X) Quarterly
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second Business Day preceding the
Interest Payment Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: The 5th of each November, February, May and August beginning November 5, 1996. If any Interest Reset Date, is not a Business Day, such Interest Date shall be postponed to the next day that is a Business Day, except if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.


Interest Calculation:
     (X)   Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): minus .22%    Spread Multiplier: N/A

Index Maturity: 3 months           Index Currency: N/A

Maximum Interest Rate: N/A         Minimum Interest Rate: N/A

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (X)  Subordinated   ( )  Unsubordinated

Senior Indebtedness: The Notes are subordinate in right of payment to Senior Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, the Derivative Obligations of the Company. At September 30, 1996 the amount of indebtedness contituting Senior Indebtedness was approximately $8.4 billion and the amount of Derivative Obligations was immaterial.

Day Count Basis:       (  )  30/360
                        (X)  Actual/360

Form:     (X)  Book-Entry Note (DTC)
         (  )  Certificated Note

Denomination: $100,000 with $100,000 integral multiples thereafter.

Redemption:
(  )  The Notes may not be redeemed prior to stated maturity.
(X)   The Notes may not be redeemed prior to November 5, 2006.
Thereafter, the notes may be redeemed at the option of the Note Holder, upon at least 15 calendar days notice but not more than 30 calendar days notice, on November 5, 2006, November 5,
2011, November 5, 2016, and November 5, 2021 (subject to Business
Day convention described in the Prospectus Supplement), at the principal amounts listed below for such date in the applicable Redemption Date Prices section, together with accrued interest to the date fixed for redemption. Such redemption may be made in minimum denominations of $100,000 with $100,000 integral multiples thereafter.

Optional Redemption Date(s): November 5, 2006; November 5,
2011, November 5, 2016; and November 5, 2021 inclusive (subject to Business Day convention described in the Prospectus Supplement)
Initial Redemption Date: November 5, 2006 (subject to
Business Day convention described in the Prospectus Supplement)
Initial Redemption Percentage: See Redemption Date Prices section below Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Redemption Date Prices:
               Date             Redemption Price Percentage
               November 5, 2006     99.319%
               November 5, 2011     99.558%
               November 5, 2016     99.875%
               November 5, 2021    100.00%

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  First Trust of New York,
                              National Association
                        (  )  Morgan Guaranty Trust Company
                              of New York


Plan of Distribution:
     The Company, through J.P. Morgan Securities Inc. ("JPMSI") acting as the Company's agent, will sell the aggregate principal amount of the Notes to Goldman, Sachs & Co. at a price of99.00% of the principal amount of the Notes.

The Company has agreed to indemnify JPMSI and Goldman, Sachs
& Co. against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT
OR THE PROSPECTUS.